Exhibit 23.1

Onestop Assurance PAC 10 Anson Road #06-15 International Plaza Singapore 079903 Email:contact@onestop-audit.com Website: www.onestop-audit.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-1/A (Registration No. 333-283142) under the Securities Act of 1933 of our report dated July 3, 2024, with respect to the consolidated statements of financial position of MasterBeef Group and its subsidiaries (collectively referred to as the “Company”) as of December 31, 2023 and 2022 and January 1, 2022, the related consolidated statements of profit or loss, comprehensive income (loss), changes in (deficit) equity and cash flows for each of the two years in the period ended December 31, 2023.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ Onestop Assurance PAC

Onestop Assurance PAC

Singapore

March 27, 2025